EXHIBIT 4.9

HTCC HOLDCO I B.V.

as Issuer

€125,000,000

Floating Rate Senior PIK Notes due 2013

THIRD SUPPLEMENTAL INDENTURE

Dated as of April 27, 2007

Supplementing the Indenture, dated as of October 30, 2006, among

Invitel Holdings N.V., as Issuer, The Bank of New York, as Trustee,

Registrar, Transfer Agent, Principal Paying Agent, Calculation Agent

and Security Trustee, and The Bank of New York (Luxembourg) S.A., as

Luxembourg Paying Agent and Transfer Agent, as amended by a first

Supplemental Indenture, dated as of December 19, 2006, and a second

Supplemental Indenture, dated as of March 9, 2007.

THE BANK OF NEW YORK

as Trustee, Registrar, Transfer Agent,

Principal Paying Agent, Calculation Agent and Security Trustee

and

THE BANK OF NEW YORK (LUXEMBOURG) S.A.

as Luxembourg Paying Agent and Transfer Agent

and

INVITEL HOLDINGS N.V.

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of April 27, 2007 (this “Third Supplemental Indenture”), is by and among HTCC Holdco I B.V., a private company with limited liability organized under the laws of The Netherlands (“Holdco I”), Invitel Holdings N.V., a private company with limited liability incorporated under the laws of the Netherlands Antilles (“Invitel”), The Bank of New York, a banking corporation incorporated under the laws of the State of New York (the “Trustee”), and The Bank of New York (Luxembourg) S.A., a corporation incorporated under the laws of Luxembourg (the “Luxembourg Paying Agent”).

RECITALS

WHEREAS, Invitel, the Trustee and the Luxembourg Paying Agent are parties to an Indenture, dated as of October 30, 2006 (as it may be amended or supplemented from time to time, the “Indenture”), which governs the terms of Invitel’s €125,000,000 Floating Rate Senior PIK Notes due 2013 (the “Notes”). All capitalized terms used and not defined herein shall have the meaning assigned to them in the Indenture.

WHEREAS, Invitel, the Trustee and the Luxembourg Paying Agent amended the Indenture pursuant to a first Supplemental Indenture, dated as of December 19, 2006 (the “First Supplemental Indenture”);

WHEREAS, Invitel, the Trustee and the Luxembourg Paying Agent amended the Indenture pursuant to a second Supplement Indenture, dated as of March 9, 2007 (the “Second Supplemental Indenture”);

WHEREAS, pursuant to that certain Sale and Purchase Agreement, dated as of January 8, 2007, between Invitel and Hungarian Telephone and Cable Corp., a corporation incorporated under the laws of the State of Delaware (“Purchaser”), Purchaser will acquire (the “Acquisition”), through its wholly-owned subsidiary Holdco I, 100% of the issued share capital of Matel Holdings N.V., a wholly-owned subsidiary of Invitel and a private company with limited liability incorporated under the laws of the Netherlands Antilles, which constitutes all or substantially all of the properties and assets of Invitel;

WHEREAS, the Acquisition occurred on or about April 27, 2007;

WHEREAS, Section 9.01(a) of the Indenture provides that Invitel and the Trustee, may modify, amend or supplement the Indenture without the consent of any Holder of the Notes to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants in the Indenture and in the Notes in accordance with Section 5.01 of the Indenture;

WHEREAS, pursuant to Section 5.01 of the Indenture, the parties hereto wish to amend the Indenture to replace Invitel with Holdco 1, as issuer of the Notes;

WHEREAS, Holdco I wishes to assume Invitel’s obligations under the Notes and the Indenture;

WHEREAS, this Third Supplemental Indenture has been duly authorized by all necessary corporate action on the part of Invitel.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Invitel, the Trustee, the Luxembourg Paying Agent and Holdco I mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Amendments

Section 1.01. Amendment to Preamble. Upon the effectiveness of this Third Supplemental Indenture, the first paragraph of the Preamble of the Indenture shall be deleted in its entirety and replaced with the following:

“INDENTURE dated as of October 30, 2006, among HTCC Holdco I B.V., a private company with limited liability organized under the laws of The Netherlands (the “Issuer”), The Bank of New York, a New York banking corporation (the “Trustee”) and The Bank of New York (Luxembourg) S.A.”

Section 1.02. Amendment to Section 12.02. Upon the effectiveness of this Third Supplemental Indenture, the following notice provision in Section 12.02 of Article I of the Indenture shall be amended and restated in its entirety to read as follows:

If to Holdco 1:

HTCC Holdco I B.V.

c/o Hungarotel Távközlési Zrt.

Dorottya Udvar

Bocskai ut 134-146

H-1113 Budapest

Hungary

Attention: Chief Executive Officer

Fax: +36 1 888 3693

With a copy to:

Köves Clifford Chance

Madách Imre út 14

H-1075 Budapest

Hungary

Attention: Dr. Péter Lakatos

Fax: +36 1 429 1390

ARTICLE II

Agreement to be Bound

Section 2.01. New Issuer. Upon the date this Third Supplemental Indenture takes legal effect and pursuant to Section 5.01 of the Indenture, Holdco I will assume Invitel’s obligations as issuer under the Indenture and the Notes and Invitel will be released from, and will have no further obligations under, the Indenture or the Notes. Holdco I agrees to become a party to the Indenture and as such will have all of the rights and be subject to all of the obligations and agreements of the issuer under the Indenture. Holdco I agrees to be bound by all of the provisions of the Indenture relating to the issuer and to perform all of the obligations and agreements relating to an issuer under the Indenture.

ARTICLE III

Representations

Section 3.01. New Issuer Representations. Holdco I represents and warrants as follows:

a. it is a legal entity duly incorporated and validly existing under the laws of The Netherlands;

b. it has all requisite organizational power and authority to enter into and perform its obligations under this Third Supplemental Indenture;

c. this Third Supplemental Indenture has been duly authorized, executed and delivered by it and it is a legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

d. the Indenture constitutes a legally and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally; and

e. immediately after giving effect to this Third Supplemental Indenture, no Default or Event of Default shall have occurred and be continuing.

ARTICLE IV

Miscellaneous

Section 4.01. Interpretation. Upon execution and delivery of this Third Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Third Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Third Supplemental Indenture shall control. The Indenture, as modified and amended by this Third Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Notes. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Third Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Third Supplemental Indenture, shall control.

Section 4.02. Severability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.03. Headings. The Article and Section headings of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4.04. Benefits of Supplemental Indenture, etc. Nothing in this Third Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture or the Notes.

Section 4.05. Successors. All agreements of Invitel in this Third Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

Section 4.06. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of Invitel and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

Section 4.07. Certain Duties and Responsibilities of the Trustee. In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 4.08. Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Holdco I agrees to be bound by Section 12.09 of the Indenture with regard to any suit, action or proceeding against Holdco I brought by any Holder or the Trustee arising out of or based upon this Third Supplemental Indenture.

Section 4.09. Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 4.10. Effectiveness of Third Supplemental Indenture. The Third Supplemental Indenture shall become effective as at the later of (i) the effectiveness of the Acquisition and (ii) the provision of all items required by the Trustee under the terms of the Indenture.

Section 4.11. Limitation of Obligations of Released Parties. Invitel has executed this Third Supplemental Indenture solely for the purpose of effecting the release of all of its obligations under the Indenture and the Notes and notwithstanding anything to the contrary herein Invitel shall have no obligations or responsibilities under this Third Supplemental Indenture.

[Signature page follows.]

IN WITNESS WHEREOF, each party hereto has caused this Third Supplemental Indenture to be signed by its officer thereunto duly authorized as of the date first written above.

INVITEL HOLDINGS N.V.

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

THE BANK OF NEW YORK (LUXEMBOURG) S.A.

By:
Name:
Title:

HTCC HOLDCO I B.V.

By:
Name:
Title:

By:
Name:
Title:

Third Supplemental Indenture